Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

COMMERCIAL METALS COMPANY

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Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Commercial Metals Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED that no shares of the Series B Junior Participating Preferred Stock, par value $1.00 per share, of the Corporation (the “Series B Preferred Stock”) are outstanding and none will be issued.

RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Corporation, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s Restated Certificate of Incorporation, as amended, all reference to the Series B Preferred Stock.

SECOND: That the Certificate of Designation with respect to the Series B Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on August 1, 2011. None of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation’s Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all reference to the Series B Preferred Stock.

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IN WITNESS WHEREOF, Commercial Metals Company has caused this certificate to be signed by Ann J. Bruder, its Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary, this 7th day of December, 2012.

COMMERCIAL METALS COMPANY

By:	/s/ Ann J. Bruder
	Name:	Ann J. Bruder
	Title:	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary

Attest:

By:	/s/ Paul Kirkpatrick
	Name:	Paul Kirkpatrick
	Title:	Assistant General Counsel and Assistant Corporate Secretary